Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Momentive Performance Materials Inc.:

We consent to the use of our report dated April 3, 2007, with respect to the consolidated balance sheet of Momentive Performance Materials Inc. as of December 31, 2006 and the related consolidated statements of operations, shareholder’s equity and comprehensive income (loss) and cash flows for the period from December 4, 2006 to December 31, 2006 (Successor), and the combined balance sheet as of December 31, 2005 and the related combined statements of operations, shareholder’s equity and comprehensive income (loss) and cash flows for the period from January 1, 2006 to December 3, 2006 and for the years ended December 31, 2005 and 2004 of GE Advanced Materials (Predecessor), included herein. Our report refers to the Company’s adoption of FASB Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106 and 132(R), effective December 31, 2006.

We also consent to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Albany, New York

September 14, 2007